CONTACT:	William S. Aichele UNIVEST CORPORATION OF PENNSYLVANIA President and Chief Executive Officer 215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA - UNIVEST NATIONAL BANK AND TRUST CO. - REPORTS SOLID SECOND QUARTER EARNINGS

SOUDERTON, Pa, July 27, 2005—Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., has reported net income of $6,000,000 or $.46 basic net income per share for the second quarter ended June 30, 2005. This represents an increase of 7.4 % in net income and 7.0% in basic net income per share over the $5,589,000 and $.43 basic net income per share for the same period ended June 30, 2004. Diluted earnings per share for the second quarter ended June 30, 2005 was $.46, which is a 9.5% increase over the same period ended June 30, 2004.

For the six months ended June 30, 2005, Univest reported net income of $11,771,000 or $.91 basic net income per share compared to $11,039,000 or $.86 basic net income per share reported for the six months ended June 30, 2004. This net income change represents an increase of 6.6%. Diluted earnings per share were $.90 and $.84 for the six months ended June 30, 2005 and 2004 respectively.

On July 1, 2005, Univest Corporation paid a quarterly cash dividend of $.17 per share to shareholders of record as of June 6, 2005. This dividend is consistent with the dividend declared in the second quarter of 2004, adjusted for the three-for-two stock split in the form of a dividend distributed on April 29, 2005.

Assets totaled $1,699,635,000 and shareholders’ equity totaled $167,158,000 as of June 30, 2005.

Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relation’s link, found on its web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information.

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Page 2 - Univest Corporation
2nd Quarter Earnings Release

Univest Corporation of Pennsylvania and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., provide community support, leadership, and strong performance in the financial services industry. Univest serves residents and businesses in Bucks, Chester and Montgomery counties through a network of 34 financial service centers and 38 ATM locations.

* Per share data has been restated to give effect to a three-for-two stock split in the form of a dividend declared on March 23, 2005 and distributed on April 29, 2005.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

UNIVEST CORP OF PENNSYLVANIA FINANCIAL SUMMARY HIGHLIGHTS ATTACHED. FOR MORE INFORMATION call William S. Aichele, Chairman, President and CEO, 215-721-2457.

Univest Corporation of Pennsylvania
Financial Summary Highlights
(Unaudited)
($ in thousands, except per share data)

	For the Three Months Ended,
	June 30, 2005	June 30,2004	% CHANGE
	(UNAUDITED)	(UNAUDITED)

Net interest income	$14,660	$13,868	5.71%
Provision for loan losses	$450	$158	184.81%
Net interest income after provision for loan losses	$14,210	$13,710	3.65%
Net income	$6,000	$5,589	7.35%
Net income per share:
Basic	$0.46	$0.43	6.98%
Diluted	$0.46	$0.42	9.52%
Dividends per share	$0.17	$0.17	—

	For the Six Months Ended,
	June 30, 2005	June 30,2004	% CHANGE
	(UNAUDITED)	(UNAUDITED)

Net interest income	$28,847	$27,769	3.88%
Provision for loan losses	$900	$832	8.17%
Net interest income after provision for loan losses	$27,947	$26,937	3.75%
Net income	$11,771	$11,039	6.63%
Net income per share:
Basic	$0.91	$0.86	5.81%
Diluted	$0.90	$0.84	7.14%
Dividends per share	$0.34	$0.34	—

	June 30, 2005	June 30,2004	% CHANGE
	(UNAUDITED)	(UNAUDITED)

Total assets	$1,699,635	$1,639,638	3.66%
Total deposits	$1,316,397	$1,252,278	5.12%
Total shareholders' equity	$167,158	$149,201	12.04%

*Per share data has been restated to give effect to a three-for-two stock split in the form of a dividend declared on March 23, 2005 and distributed on April 29, 2005.

FOR MORE INFORMATION call William S. Aichele, President and CEO at (215) 721-2457.